Exhibit 99.1

ELEVANCE HEALTH REPORTS THIRD QUARTER 2023 RESULTS

•	Third quarter GAAP net income was $5.45 per share, including net negative adjustment items of $3.54 per share. Adjusted net income was $8.99* per share.

•	Operating gain, excluding adjustment items, grew 12.6% year-over-year to $2.5 billion.

•	Operating cash flow was $2.6 billion.

Indianapolis, Ind. - October 18, 2023 - Elevance Health, Inc. (NYSE: ELV) reported third quarter 2023 results reflecting strong financial performance across the enterprise.

“Elevance Health delivered another quarter of solid performance reflecting the strength and balance of our diversified portfolio of businesses, our continued investments in innovation and growth, and our relentless focus on affordability, simplicity, and customer experience,” said Gail K. Boudreaux, President and CEO. “With affordability a paramount concern for all payors and a more uncertain forward-looking operating environment, we took action during the third quarter that will enhance our ability to act nimbly and operate efficiently. Along with the earnings power of our Health Benefits and Carelon businesses, we are well-positioned to meet our commitments to all of our stakeholders while continuing to advance our whole health strategy.”

As a result of outperformance year-to-date, the Company now expects GAAP net income to be greater than $26.40 per share in 2023, and adjusted net income to be greater than $33.00 per share.

*	Refer to GAAP reconciliation tables on page 14.

CONSOLIDATED HIGHLIGHTS

Earnings Per Share: GAAP net income was $5.45 per share in the third quarter, including net negative adjustment items of $3.54 per share. Adjusted net income was $8.99* per share.

*	Please refer to the GAAP reconciliation tables on page 14.

Membership: Medical membership totaled approximately 47.3 million as of September 30, 2023, an increase of 42 thousand, or 0.1 percent year-over-year, driven primarily by growth in BlueCard, Affordable Care Act health plans, and Medicare Advantage membership, partially offset by attrition in Medicaid due to the resumption of eligibility redeterminations and a new entrant into one of our state Medicaid programs in the third quarter, as well as declines in our Employer Group risk-based business.

During the third quarter of 2023, medical membership decreased by 664 thousand driven by attrition in Medicaid due to the aforementioned dynamics.

Operating Revenue: Operating revenue was $42.5 billion in the third quarter of 2023, an increase of $2.9 billion, or 7.2 percent year-over-year. The increase was primarily driven by higher premium revenue in our Health Benefits business and growth in pharmacy product revenue in CarelonRx due to growth in external pharmacy members served and the acquisition of BioPlus in the first quarter of 2023.

Benefit Expense Ratio: The benefit expense ratio was 86.8 percent in the third quarter, an improvement of 40 basis points year-over-year. The improvement was driven by premium rate adjustments in recognition of medical cost trend.

Medical claims reserves established at December 31, 2022 developed within the range of the Company’s expectations as of the third quarter of 2023.

Days in Claims Payable: Days in Claims Payable was 48.6 days as of September 30, 2023, an increase of 2.1 days from June 30, 2023 and an increase of 0.9 days compared to September 30, 2022.

Operating Expense Ratio: The operating expense ratio was 12.9% percent in the third quarter of 2023, an increase of 150 basis points from 11.4% in the third quarter of 2022. The increase was due to a business optimization charge recognized in the quarter.

In the third quarter, we completed a strategic review of our operations, assets, and investments to enhance operating efficiency, refine the focus of our investments in innovation and optimize our physical footprint. This resulted in a net charge of $697 million, comprised of the write-off of certain information technology assets and contract exit costs, a reduction in staff including the relocation of certain job functions, and the impairment of assets associated with the closure or partial closure of data centers and offices.

Operating Cash Flow: Operating cash flow was approximately $2.6 billion, or 2.0 times net income in the third quarter of 2023, a decrease of $2.3 billion as compared to the prior year quarter. The year-on-year decrease was driven by the receipt of an additional month of CMS payments in the third quarter of 2022.

Share Repurchase Program: During the third quarter of 2023, the Company repurchased 1.1 million shares of its common stock for $480 million, at a weighted average price of $451.68. Year-to-date, as of the end of the third quarter, the Company repurchased 3.8 million shares of its common stock for $1.7 billion, at a weighted average price of $462.42. As of September 30, 2023, the Company had approximately $5.1 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the third quarter of 2023, the Company paid a quarterly dividend of $1.48 per share, representing a distribution of cash totaling $348 million.

On October 17, 2023, the Audit Committee of the Company’s Board of Directors declared a fourth quarter 2023 dividend to shareholders of $1.48 per share. The fourth quarter dividend is payable on December 21, 2023, to shareholders of record at the close of business on December 6, 2023.

Investment Portfolio & Capital Position: During the third quarter of 2023, the Company recorded net losses of $124 million. During the third quarter of 2022, the Company recorded net losses of $57 million. These amounts are excluded from adjusted earnings per share.

As of September 30, 2023, the Company’s net unrealized loss position in the investment portfolio was $2.4 billion, consisting primarily of fixed maturity securities. As of September 30, 2023, cash and investments at the parent company totaled approximately $1.7 billion.

REPORTABLE SEGMENTS

Elevance Health has four reportable segments: Health Benefits (comprised of Individual, Employer Group risk-based, Employer Group fee-based, BlueCard, Medicaid, Medicare, and Federal Health Products & Services businesses); CarelonRx; Carelon Services; and Corporate & Other (comprised of businesses that do not individually meet the quantitative thresholds for an operating division as well as corporate expenses not allocated to our other reportable segments).

Elevance Health, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended September 30				Nine Months Ended September 30
	2023	2022	Change		2023	2022	Change
		(Restated)				(Restated)
Operating Revenue
Health Benefits	$36,744	$35,065	4.8%		$112,024	$103,488	8.2%
Carelon[1]	11,892	10,403	14.3%		35,135	30,088	16.8%
Corporate & Other	242	211	14.7%		780	799	(2.4)%
Eliminations	(6,398)	(6,054)	5.7%		(20,184)	(18,382)	9.8%

Total Operating Revenue[2]	$42,480	$39,625	7.2%		$127,755	$115,993	10.1%
Operating Gain (Loss)
Health Benefits	$1,847	$1,634	13.0%		$6,154	$5,266	16.9%
Carelon[1]	650	641	1.4%		2,003	1,831	9.4%
Corporate & Other[2]	(741)	(24)	NM	[4]	(942)	(73)	NM	[4]

Total Operating Gain[3]	$1,756	$2,251	(22.0)%		$7,215	$7,024	2.7%
Operating Margin
Health Benefits	5.0%	4.7%	30	bp	5.5%	5.1%	40	bp
Carelon[1]	5.5%	6.2%	(70	) bp	5.7%	6.1%	(40	) bp
Total Operating Margin[2]	4.1%	5.7%	(160	) bp	5.6%	6.1%	(50	) bp

1.

Operating Revenue and Operating Gain for Carelon for the three months ended September 30, 2023 included $8,518 and $477 for CarelonRx; $3,374 and $173 for Carelon Services, respectively. Operating Revenue and Operating Gain for Carelon for the three months ended September 30, 2022 included $7,249 and $516 for CarelonRx; $3,154 and $125 for Carelon Services, respectively. Operating Revenue and Operating Gain for Carelon for the nine months ended September 30, 2023 included $25,008 and $1,485 for CarelonRx; $10,127 and $518 for Carelon Services, respectively. Operating Revenue and Operating Gain for Carelon for the nine months ended September 30, 2022 included $21,003 and $1,393 for CarelonRx; $9,085 and $438 for Carelon Services, respectively.

2.	Operating gain for Corporate & Other for the three and nine months ended September 30, 2023 included a business optimization charge of $697.
3.	See “Basis of Presentation” on page 6 herein.
4.	“NM” = calculation not meaningful.

Health Benefits: Operating gain in the Health Benefits segment totaled $1.8 billion in the third quarter of 2023, an increase of $213 million from $1.6 billion in the third quarter of 2022, representing growth of 13.0%. The increase was primarily driven by premium rate adjustments to cover medical cost trend on higher levels of post-pandemic care.

Carelon: Operating gain in the Carelon segment was $650 million in the third quarter of 2023, an increase of $9 million from $641 million in the third quarter of 2022. The increase was primarily driven by the continued expansion of our post-acute care services business, the acquisition of BioPlus in the first quarter of 2023, and improved performance in our Behavioral Health business, partially offset by the non-recurrence of out of period fee-based revenue recognized in the third quarter of 2022 in CarelonRx.

Corporate & Other: The Company reported an operating loss of $741 million in the Corporate & Other segment for the third quarter of 2023, a decrease of $717 million from an operating loss of $24 million in the third quarter of 2022, driven by business optimization charges.

Basis of Presentation

1.

Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and operating expense. It does not include net investment income, net gains/losses on financial instruments, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 14 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s third quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-947-9963 (Domestic)	866-405-7293 (Domestic Replay)
312-470-0178 (International)	203-369-0605 (International Replay)

The access code for today’s conference call is 3972058. There is no access code for the replay. The replay will be available from 11:30 a.m. EDT today, until the end of the day on November 17, 2023. The call will also be available through a live webcast at www.elevancehealth.com under the “Investors” link. A webcast replay will be available following the call.

Elevance Health Contacts:

Investor Relations	Media
Stephen Tanal	Leslie Porras
Stephen.Tanal@elevancehealth.com	Leslie.Porras@elevancehealth.com

About Elevance Health, Inc.

Elevance Health is a lifetime, trusted health partner fueled by its purpose to improve the health of humanity. The company supports consumers, families, and communities across the entire care journey – connecting them to the care, support, and resources they need to lead healthier lives. Elevance Health’s companies serve approximately 117 million people through a diverse portfolio of industry-leading medical, digital, pharmacy, behavioral, clinical, and complex care solutions. For more information, please visit www.elevancehealth.com or follow us @ElevanceHealth on Twitter and Elevance Health on LinkedIn.

Elevance Health, Inc.

Membership and Other Metrics

(Unaudited)

				Change from
Medical Membership (in thousands)	September 30, 2023	September 30, 2022	June 30, 2023	September 30, 2022	June 30, 2023
Individual	999	800	949	24.9%	5.3%
Employer Group Risk-Based	3,754	3,988	3,765	(5.9)%	(0.3)%

Commercial Risk-Based	4,753	4,788	4,714	(0.7)%	0.8%
BlueCard®	6,756	6,453	6,737	4.7%	0.3%
Employer Group Fee-Based	20,166	20,184	20,160	(0.1)%	—%

Commercial Fee-Based	26,922	26,637	26,897	1.1%	0.1%
Medicare Advantage	2,064	1,969	2,059	4.8%	0.2%
Medicare Supplement	928	945	926	(1.8)%	0.2%

Total Medicare	2,992	2,914	2,985	2.7%	0.2%
Medicaid	11,018	11,319	11,759	(2.7)%	(6.3)%
Federal Employees Health Benefits	1,640	1,625	1,634	0.9%	0.4%

Total Medical Membership	47,325	47,283	47,989	0.1%	(1.4)%

Other Membership (in thousands)
Life and Disability Members	4,611	4,796	4,686	(3.9)%	(1.6)%
Dental Members	6,775	6,655	6,728	1.8%	0.7%
Dental Administration Members	1,708	1,577	1,694	8.3%	0.8%
Vision Members	9,861	9,628	9,850	2.4%	0.1%
Medicare Part D Standalone Members	261	274	263	(4.7)%	(0.8)%
Other Metrics (in millions)
CarelonRx Quarterly Adjusted Scripts	77.3	76.9	77.4	0.5%	(0.1)%
Carelon Services Consumers Served	104.8	105.3	103.6	(0.5)%	1.2%

Elevance Health, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended September 30
	2023	2022	Change
		(Restated)
Revenues
Premiums	$35,259	$33,722	4.6%
Product revenue	5,177	3,972	30.3%
Service fees	2,044	1,931	5.9%

Total operating revenue	42,480	39,625	7.2%
Net investment income	493	371	32.9%
Net losses on financial instruments	(124)	(57)	NM

Total revenues	42,849	39,939	7.3%
Expenses
Benefit expense	30,606	29,421	4.0%
Cost of products sold	4,648	3,437	35.2%
Operating expense	5,470	4,516	21.1%
Interest expense	259	213	21.6%
Amortization of other intangible assets	212	225	(5.8)%

Total expenses	41,195	37,812	8.9%
Income before income tax expense	1,654	2,127	(22.2)%
Income tax expense	354	529	(33.1)%

Net income	1,300	1,598	(18.6)%
Net (income) loss attributable to noncontrolling interests	(11)	5	NM

Shareholders’ net income	$1,289	$1,603	(19.6)%

Shareholders’ net income per diluted share	$5.45	$6.62	(17.7)%

Diluted shares	236.5	242.2	(2.4)%
Benefit expense as a percentage of premiums	86.8%	87.2%	(40	)bp
Operating expense as a percentage of total operating revenue	12.9%	11.4%	150	bp
Income before income tax expense as a percentage of total revenue	3.9%	5.3%	(140	)bp

“NM” = calculation not meaningful

Elevance Health, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Nine Months Ended September 30
	2023	2022	Change
		(Restated)
Revenues
Premiums	$107,716	$99,583	8.2%
Product revenue	14,058	10,841	29.7%
Service fees	5,981	5,569	7.4%

Total operating revenue	127,755	115,993	10.1%
Net investment income	1,296	1,112	16.5%
Net losses on financial instruments	(358)	(439)	NM

Total revenues	128,693	116,666	10.3%
Expenses
Benefit expense	92,996	86,447	7.6%
Cost of products sold	12,456	9,389	32.7%
Operating expense	15,088	13,133	14.9%
Interest expense	771	622	24.0%
Amortization of other intangible assets	668	520	28.5%

Total expenses	121,979	110,111	10.8%
Income before income tax expense	6,714	6,555	2.4%
Income tax expense	1,554	1,544	0.6%

Net income	5,160	5,011	3.0%
Net (income) loss attributable to noncontrolling interests	(29)	18	NM

Shareholders’ net income	$5,131	$5,029	2.0%

Shareholders’ net income per diluted share	$21.56	$20.67	4.3%

Diluted shares	238.0	243.3	(2.2)%
Benefit expense as a percentage of premiums	86.3%	86.8%	(50	)bp
Operating expense as a percentage of total operating revenue	11.8%	11.3%	50	bp
Income before income tax expense as a percentage of total revenue	5.2%	5.6%	(40	)bp

“NM” = calculation not meaningful

Elevance Health, Inc.

Consolidated Balance Sheets

(In millions)	September 30, 2023	December 31, 2022
	(Unaudited)	(Restated)
Assets
Current assets:
Cash and cash equivalents	$10,919	$7,387
Fixed maturity securities	27,811	25,952
Equity securities	165	953
Premium receivables	7,883	7,083
Self-funded receivables	3,756	4,663
Other receivables	5,293	4,298
Other current assets	5,358	5,281

Total current assets	61,185	55,617
Long-term investments:
Fixed maturity securities	816	752
Other invested assets	6,118	5,685
Property and equipment, net	4,248	4,316
Goodwill	25,291	24,383
Other intangible assets	10,491	10,315
Other noncurrent assets	2,329	1,687

Total assets	$110,478	$102,755

Liabilities and equity
Liabilities
Current liabilities:
Medical claims payable	$16,176	$15,596
Other policyholder liabilities	5,681	5,933
Unearned income	4,332	1,112
Accounts payable and accrued expenses	5,983	5,607
Short-term borrowings	—	265
Current portion of long-term debt	799	1,500
Other current liabilities	10,366	9,683

Total current liabilities	43,337	39,696
Long-term debt, less current portion	24,045	22,349
Reserves for future policy benefits	807	803
Deferred tax liabilities, net	1,779	2,015
Other noncurrent liabilities	1,971	1,562

Total liabilities	71,939	66,425

Shareholders’ equity
Common stock	2	2
Additional paid-in capital	8,830	9,084
Retained earnings	32,103	29,647
Accumulated other comprehensive loss	(2,512)	(2,490)

Total shareholders’ equity	38,423	36,243
Noncontrolling interests	116	87

Total equity	38,539	36,330

Total liabilities and equity	$110,478	$102,755

Elevance Health, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Nine Months Ended September 30
	2023	2022
		(Restated)
Operating activities
Net income	$5,160	$5,011
Adjustments to reconcile net income to net cash provided by operating activities:
Net losses on financial instruments	358	439
Equity in net earnings of other invested assets	70	(304)
Depreciation and amortization	1,321	1,202
Deferred income taxes	(361)	(183)
Impairment of property and equipment	446	—
Share-based compensation	217	191
Changes in operating assets and liabilities:
Receivables, net	(727)	(678)
Other invested assets	(46)	46
Other assets	(936)	(465)
Policy liabilities	333	1,588
Unearned income	3,220	2,548
Accounts payable and other liabilities	1,717	598
Income taxes	257	(41)
Other, net	3	(35)

Net cash provided by operating activities	11,032	9,917
Investing activities
Purchases of investments	(24,337)	(19,612)
Proceeds from sale of investments	7,830	9,402
Maturities, calls and redemptions from investments	14,531	7,606
Changes in securities lending collateral	55	(677)
Purchases of subsidiaries, net of cash acquired	(1,570)	(623)
Purchases of property and equipment	(970)	(854)
Other, net	(82)	(91)

Net cash used in investing activities	(4,543)	(4,849)
Financing activities
Net proceeds from commercial paper borrowings	—	375
Net proceeds from (repayments of) short-term borrowings	(265)	(10)
Net proceeds from (repayments of) long-term borrowings	666	304
Changes in securities lending payable	(54)	685
Changes in bank overdrafts	(523)	181
Repurchase and retirement of common stock	(1,748)	(1,748)
Cash dividends	(1,049)	(924)
Proceeds from issuance of common stock under employee stock plans	112	152
Taxes paid through withholding of common stock under employee stock plans	(99)	(91)
Other, net	5	16

Net cash used in financing activities	(2,955)	(1,060)
Effect of foreign exchange rates on cash and cash equivalents	(2)	(16)

Change in cash and cash equivalents	3,532	3,992
Cash and cash equivalents at beginning of period	7,387	4,880

Cash and cash equivalents at end of period	$10,919	$8,872

Elevance Health, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Years Ended December 31
	2023	2022	2022	2021	2020
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$15,348	$13,282	$13,282	$11,135	$8,647
Ceded medical claims payable, beginning of period	(6)	(21)	(21)	(46)	(33)

Net medical claims payable, beginning of period	15,342	13,261	13,261	11,089	8,614

Business combinations and purchase adjustments	—	133	133	420	339
Net incurred medical claims:
Current year	91,058	84,177	113,414	100,440	85,094
Prior years redundancies[1]	(1,342)	(901)	(869)	(1,703)	(637)

Total net incurred medical claims	89,716	83,276	112,545	98,737	84,457

Net payments attributable to:
Current year medical claims	77,048	70,453	98,997	88,156	74,629
Prior years medical claims	12,097	11,219	11,600	8,829	7,692

Total net payments	89,145	81,672	110,597	96,985	82,321

Net medical claims payable, end of period	15,913	14,998	15,342	13,261	11,089
Ceded medical claims payable, end of period	4	3	6	21	46

Gross medical claims payable, end of period	$15,917	$15,001	$15,348	$13,282	$11,135

Current year medical claims paid as a percentage of current year net incurred medical claims	84.6%	83.7%	87.3%	87.8%	87.7%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	9.6%	7.3%	7.0%	18.1%	8.0%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	1.2%	0.9%	0.9%	2.0%	0.8%

1.	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Elevance Health, Inc.

GAAP Reconciliation

(Unaudited)

Elevance Health, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Elevance Health, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be grouped differently to conform to current presentation. Net adjustment items per share may not sum due to rounding.

	Three Months Ended September 30			Nine Months Ended September 30
(In millions, except per share data)	2023	2022	Change	2023	2022	Change
Shareholders’ net income - As reported	$1,289	$1,618	(20.3)%	$5,131	$5,076	1.1%
Impact of Accounting Standards Update 2018-12 Adoption	—	(15)		—	(47)
Shareholders’ net income - Restated	$1,289	$1,603	(19.6)%	$5,131	$5,029	2.0%
Add / (Subtract):
Net losses on financial instruments	124	57		358	439
Amortization of other intangible assets	212	225		668	520
Business optimization charges	697	—		697	—
BCBSA litigation settlement	—	(24)		—	(24)
Transaction and integration related costs	73	13		154	36
Litigation expenses	2	6		5	11
Tax impact of non-GAAP adjustments	(270)	(72)		(470)	(261)

Net adjustment items	838	205		1,412	721

Adjusted shareholders’ net income	$2,127	$1,808	17.6%	$6,543	$5,750	13.8%

Shareholders’ net income per diluted share - As reported	$5.45	$6.68	(18.4)%	$21.56	$20.86	3.4%
Impact of Accounting Standards Update 2018-12 Adoption	—	(0.06)		—	(0.19)
Shareholders’ net income per diluted share - Restated	5.45	6.62	(17.7)%	21.56	20.67	4.3%
Add / (Subtract):
Net losses on financial instruments	0.52	0.24		1.50	1.80
Amortization of other intangible assets	0.90	0.93		2.81	2.14
Business optimization charges	2.95	—		2.93	—
BCBSA litigation settlement	—	(0.10)		—	(0.10)
Transaction and integration related costs	0.31	0.05		0.65	0.15
Litigation expenses	0.01	0.02		0.02	0.05
Tax impact of non-GAAP adjustments	(1.14)	(0.30)		(1.97)	(1.07)
Net adjustment items	3.54	0.84		5.93	2.96

Adjusted shareholders’ net income per diluted share	$8.99	$7.46	20.5%	$27.49	$23.63	16.3%

	Full Year 2023 Outlook
Shareholders’ net income per diluted share	Greater than $	26.40
Add / (Subtract):
Net losses on financial instruments		$1.50
Business optimization charges		$2.93
Transaction and integration related costs		$0.65
Litigation expenses		$0.02
Amortization of other intangible assets		$3.69
Tax impact of non-GAAP adjustments	Approximately $	(2.19)

Net adjustment items		$6.60

Adjusted shareholders’ net income per diluted share	Greater Than $	33.00

	Three Months Ended September 30			Nine Months Ended September 30
(In millions)	2023	2022	Change	2023	2022	Change
		(Restated)			(Restated)
Income before income tax expense	$1,654	$2,127	(22.2)%	$6,714	$6,555	2.4%
Net investment income	(493)	(371)		(1,296)	(1,112)
Net losses on financial instruments	124	57		358	439
Interest expense	259	213		771	622
Amortization of other intangible assets	212	225		668	520

Reportable segments operating gain	$1,756	$2,251	(22.0)%	$7,215	$7,024	2.7%

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent required by law, we do not undertake to update or revise any forward-looking statements to reflect events or circumstances occurring after the date hereof. These risks and uncertainties include, but are not limited to: trends in healthcare costs and utilization rates; reduced enrollment; our ability to secure and implement sufficient premium rates; the impact of large scale medical emergencies, such as public health epidemics and pandemics, including COVID-19, and other catastrophes; the impact of new or changes in existing federal, state and international laws or regulations, including healthcare laws and regulations, or their enforcement or application; the impact of cyber-attacks or other privacy or data security incidents or breaches or our failure to comply with any privacy or security laws or regulations, including any investigations, claims or litigation related thereto; information technology disruptions; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; our ability to contract with providers on cost-effective and competitive terms; failure to effectively maintain and modernize our information systems; risks associated with providing pharmacy, healthcare and other diversified products and services, including medical malpractice or professional liability claims and non-compliance by any party with the pharmacy services agreement between us and CaremarkPCS Health, L.L.C.; risks associated with mergers, acquisitions, joint ventures and strategic alliances; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness and the risk that increased interest rates or market volatility could impact our access to or further increase the cost of financing; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; intense competition to attract and retain employees; risks associated with our international operations; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.